CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 21, 2019, with respect to the combined financial statements of TogetherHealth Insurance, LLC and affiliated companies for the year ended December 31, 2018 included in the Current Report of Health Insurance Innovations, Inc. on Form 8-K/A dated August 21, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Health Insurance Innovations, Inc. on Forms S-3 (File No. 333-217744, File No. 333-201989, and File No. 333-193842) and on Forms S-8 (File No. 333-219711, File No. 333-212997, File No. 333-207907, and File No. 333-186503).

/s/ GRANT THORNTON LLP

Tampa, Florida

August 21, 2019